Exhibit 99.1

FOR IMMEDIATE RELEASE

February 6, 2008

Contact:

Philip J. Pantano

Seneca Gaming Corp.

716-278-2598

SENECA GAMING CORPORATION BRINGING IN

NEW CHIEF OPERATING OFFICER

Cathy Walker will join company in coming weeks

NIAGARA FALLS, NEW YORK — Seneca Gaming Corporation confirmed today that it has offered Cathy Walker the position of Chief Operating Officer overseeing its three facilities — Seneca Niagara Casino & Hotel, Seneca Allegany Casino & Hotel and Seneca Buffalo Creek Casino. She will report to Brian Hansberry, Seneca Gaming Corporation President and CEO.

“Cathy will be a strong addition to our management team,” Hansberry said. “Her experience and leadership will be a valuable asset as we continue to grow physically at all three of our properties, as well as in our stature within the gaming industry.”

Walker is joining Seneca Gaming Corporation from the Trump Marina Hotel Casino in Atlantic City, where she served as General Manager. She has been a casino executive since 1995, and previously served for 13 years as Assistant General Counsel for the New Jersey Casino Control Commission, that state’s gaming regulatory agency.

Her start date with Seneca Gaming Corporation is dependent upon the approval of her gaming license application with the Seneca Gaming Authority, the third party agency that regulates gaming at the Seneca Nation of Indians’ Class III casino facilities.

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Seneca Gaming Corporation operates a total of three casinos with more than 6,500 slot machines, 140 table games, 800 hotel rooms and other related amenities.

The company has completed more than $750 million in construction projects since 2002, when it opened Seneca Niagara Casino. Seneca Gaming Corporation is currently completing a $40 million conversion of the original Seneca Allegany Casino facility into a world-class entertainment venue and has plans to add a second hotel tower at that property with construction starting later this year.

In addition, construction crews have begun work on two projects at the Seneca Nation’s Buffalo Creek territory, where Seneca Gaming Corporation operates a temporary casino.

Initial work has begun for the permanent $333 million Seneca Buffalo Creek Casino project. Scheduled to open in 2010, the project will feature a 90,000-square-foot casino with 2,000 slot machines and 45 table games, a 22-story all-suites hotel with 206 suites, four restaurants, full-service spa and salon, attached parking garage and a three-acre public park. The facility is expected to employ more than 1,000 workers.

While the permanent casino, which is believed to be one of the largest private construction projects in Buffalo’s history, begins to take shape, crews are also expanding the temporary Seneca Buffalo Creek Casino, which opened July 3, 2007.

The addition will increase the building’s slot machine capacity from 135 to 244 and is expected to be completed by April.

Since opening Seneca Niagara Casino in 2002, Seneca Gaming Corporation has grown into one of the region’s largest, fastest-growing and most successful employers. More than 4,300 people are currently employed at the company’s facilities in Niagara Falls, Salamanca and Buffalo.

Forward-Looking Statements

                The above announcement contains certain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  The words “will”, “believe”, “expect”, and words of similar meaning, with references to Seneca Gaming Corporation and its management, indicate forward-looking statements.  Similarly, statements that describe our plans or goals are all forward-looking statements.  Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements contained in this release, including, but not limited to, our ability to complete the permanent Seneca Buffalo Creek Casino facilities at any specified time or at all, or complete the permanent Seneca Buffalo Creek facility consistent with our current design; the ability of the Seneca Buffalo Creek Casino facility to create any specific number or type of jobs or provide other related job opportunities.  Additional information concerning potential factors that could affect Seneca Gaming Corporation and cause actual results to differ materially from those expressed in or implied by the statements contained in this release is included in the filings of the Seneca Gaming Corporation with the U.S. Securities and Exchange Commission.

Seneca Gaming Corporation disclaims any obligation to update these forward-looking statements.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.